Exhibit 10.5

100402 F

THE CITY OF TOPEKA, KANSAS

AS ISSUER

AND

FEDERAL HOME LOAN BANK OF TOPEKA

AS TENANT

LEASE AGREEMENT

DATED MARCH 1, 2002

$50,000,000
TAXABLE INDUSTRIAL REVENUE BONDS
SERIES A2002
(SBL PROJECT)

LEASE

		Page
	ARTICLE XXII

Section 22.1.	Surrender of Possession	31

	ARTICLE XXIII

Section 23.1.	Notices	31

	ARTICLE XXIV

Section 24.1.	Net Lease	31
Section 24.2.	Funds Held by Trustee After Payment of Bonds	32

	ARTICLE XXV

Section 25.1.	Rights and Remedies	32
Section 25.2.	Waiver of Breach	32
Section 25.3.	Issuer Shall Not Unreasonably Withhold Consents and Approvals	32

	ARTICLE XXVI

Section 26.1.	Financial Report	32
Section 26.2.	Quiet Enjoyment and Possession	33

	ARTICLE XXVII

Section 27.1.	Investment Tax Credit; Depreciation	33

	ARTICLE XXVIII

Section 28.1.	Amendments	33
Section 28.2.	Granting of Easements	33
Section 28.3.	Security Interests	34
Section 28.4.	Construction and Enforcement	34
Section 28.5.	Invalidity of Provisions of Lease	34
Section 28.6.	Covenants Binding on Successors and Assigns	34
Section 28.7.	Section Headings	34
Section 28.8.	Execution of Counterparts	35

	Executions and Acknowledgments	35

	Appendix A
	Schedule I

LEASE

     THIS LEASE, made and entered into as of the 1st day of March, 2002, by and between City of Topeka, Kansas, a municipal corporation of the State of Kansas, (the “Issuer”) and Federal Home Loan Bank of Topeka, a federally chartered corporation (the “Tenant”).

     WITNESSETH:

     WHEREAS, Issuer is a municipal corporation duly organized and existing under the laws of the State of Kansas, with full lawful power and authority to enter into this Lease by and through its Governing Body; and

     WHEREAS, Issuer in furtherance of the purposes and pursuant to the provisions of the laws of the State of Kansas, K.S.A. 12-1740 to 12-1749d, as amended, (the “Act”) and in order to provide for the industrial and commercial development and welfare of the City of Topeka, Kansas, and its environs and to provide employment opportunities for its citizens and to promote the economic stability of the State of Kansas, has proposed and does hereby propose mat it shall:

     (a) Acquire the Project (as hereinafter defined);

     (b) Lease the Project to Tenant for the rentals and upon the terms and conditions hereinafter set forth; and

     (c) Issue, for the purpose of paying the foregoing costs, the Series A2002 Bonds under and pursuant to and subject to the provisions of the Act and Indenture (hereinafter defined), said Indenture being incorporated herein by reference and authorized by an ordinance of the Governing Body of Issuer; and

     WHEREAS, Tenant, pursuant to the foregoing proposals of Issuer, desires to lease the Project from Issuer for the rentals and upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, Issuer and Tenant do hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS, REPRESENTATIONS AND COVENANTS

     Section 1.1 Definitions. In addition to the words, terms and phrases elsewhere defined in this Lease, the following words, terms and phrases as used herein shall have the following meanings unless the context or use indicates another or different meaning or intent:

     “Act” means K.S.A. 12-1740 to 12-1749d, inclusive, as amended.

     “Additional Bonds” means any Bonds issued in addition to the Series A2002 Bonds pursuant to the provisions of Section 209 of the Indenture.

     “Additional Rent” means all fees, charges and expenses of the Trustee, all Impositions, all amounts necessary to be used in conjunction with funds transferred to the Principal and Interest Payment Account as of the Completion Date so that Bonds may be redeemed in accordance with Section 302(b) of the Indenture in increments of $5,000, all amounts required under Article XXIV hereof, all other payments of whatever nature which Tenant has agreed to pay or assume under the provisions of this Lease and all expenses (including reasonable attorneys’ fees) incurred by Issuer in connection with the enforcement of any rights under this Lease or the Indenture. The fees, charges and expenses of the Trustee shall include all costs incurred in connection with the issuance, transfer, exchange, registration, redemption or payment of the Bonds except (a) the reasonable fees and expenses in connection with the replacement of a Bond or Bonds mutilated, stolen, lost or destroyed or (b) any tax or other government charge imposed in relation to the transfer, exchange, registration, redemption or payment of the Bonds.

     “Additional Term” shall mean that term commencing on the last day of the Basic Term and terminating 5 years thereafter.

     “Authorized Tenant Representative” means President of Tenant, or such other person at the time designated to act on behalf of Tenant as evidenced by written certificate furnished to the Issuer and the Trustee containing the specimen signature of such person and signed on behalf of Tenant by its President or any Vice President. Such certificate may designate an alternate or alternates, each of whom shall be entitled to perform all duties of the Authorized Tenant Representative.

     “Bankruptcy Code” means Title 11 of the United States Code, as amended.

     “Basic Rent” means the amount equal to the next maturing installment of interest on the Bonds plus, if necessary, the next maturing installment of principal of the Bonds which amount, when added to Basic Rent Credits, is sufficient to pay, on any Payment Date, all principal of, redemption premium, if any, and interest on the Bonds which is due and payable on such Payment Date.

     “Basic Rent Credits” means all funds on deposit in the Principal and Interest Payment Account and available for the payment of principal of, redemption premium, if any, and interest on the Bonds on any Payment Date.

     “Basic Rent Payment Date” means each Interest Payment Date and Principal Payment Date until the principal of, redemption premium, if any, and interest on the Bonds have been fully paid or provision made for their payment in accordance with the provisions of the Indenture.

     “Basic Term” means that term commencing as of the date of this Lease and ending on March 1, 2012, subject to prior termination as specified in this Lease, but to continue thereafter until all of the principal of, redemption premium, if any, and interest on all outstanding Bonds shall have been paid in full or provision made for their payment in accordance with the provisions of the Indenture.

     “Bonds” means the fully registered Series A2002 Bonds and any Additional Bonds.

     “Bond Counsel” means the firm of Nichols and Wolfe Chartered, Topeka, Kansas, or other attorney or firm of attorneys whose expertise in matters relating to the issuance of obligations by states and their municipal corporations is nationally recognized and acceptable to Trustee and Tenant.

     “Bondowner” means the registered owner of any fully registered Series A2002 Bond.

     “Building” means those newly-constructed improvements consisting of four (4) pavilions and an atrium and general-purpose building north of and connected to such pavilions included in the Project.

     “Business Day” means a day which is not a Saturday, Sunday or any day designated as a holiday by the Congress of the United States or by the legislature of the State and on which banks in the State are not authorized to be closed.

     “Certificate of Completion” means a written certificate signed by the Authorized Tenant Representative stating that (1) the Project has been completed in accordance with the plans and specifications prepared or approved by Issuer or Tenant, as the case may be; (2) the Project has been completed in a good and workmanlike manner; (3) no mechanic’s or materialmen’s liens have been filed, nor is there any basis for the filing of such liens, with respect to the Project; (4) all Improvements constituting a part of the Project are located or installed upon the Land; and (5) if required by ordinances duly adopted by Issuer or by applicable building codes, that an appropriate certificate of occupancy has been issued with respect to the Project.

     “Change of Circumstances” means the occurrence of any of the following events:

     (1) title to, or the temporary use of, all or any part of the Project shall be condemned by an authority exercising the power of eminent domain;

     (2) the Project is damaged or destroyed, in whole or in part, by fire, theft or other casualty; or

     (3) as a result of changes in the Constitution of the State or of any legislative or administrative action by the State or any political subdivision thereof, or by the United States, or by reason of any action instituted in any court, this Lease shall become void or unenforceable, or impossible of performance without unreasonable delay, or in any other way, by reason of such changes or circumstances, unreasonable burdens or excessive liabilities are imposed upon Tenant.

     “Completion Date” means the date of completion of the acquisition, purchase, construction and installation of the Project pursuant to the Lease.

     “Costs of Issuance” means any and all expenses of whatever nature incurred in connection with the issuance and sale of the Bonds, including but not limited to underwriting fees and expenses, or underwriting discount, bond and other printing expenses, and legal fees and expenses of counsel.

     “Default” means any event or condition the occurrence of which, with the lapse of time or the giving of notice or both, constitutes an Event of Default.

     “Event of Bankruptcy” means an event whereby the Tenant shall: (i) admit in writing its inability to pay its debts as they become due; or (ii) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Code as now or in the future amended, or file a pleading asking for such relief; or (iii) make an assignment for the benefit of creditors; or (iv) consent to the appointment of a trustee or receiver for all or a major portion of its property; or (v) be finally adjudicated as bankrupt or insolvent under any federal or state law; or (vi) suffer the entry of a final and nonappealable court order under any federal or state law appointing a receiver or trustee for all or a major part of its property or ordering the winding-up or liquidation of its affairs, or approving a petition filed against it under the Bankruptcy Code which order, if the Tenant has not consented thereto, shall not be vacated, denied, set aside or stayed within 60 days after the day of entry; or (vii) suffer a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial portion of its property, and such writ or warrant of attachment or any similar process is not contested, stayed, or is not released within 60 days after the final entry, or levy or after any contest is finally adjudicated or any stay is vacated or set aside.

     “Event of Default” means any one of the following events:

     (a) Failure of Tenant to make any payment of Basic Rent at the time and in the amounts required hereunder; or

     (b) Failure of Tenant to make any payment of Additional Rent at the times and in the amounts required hereunder, or failure to observe or perform any other covenant, agreement, obligation or provision of this Lease on the Tenant’s part to be observed or performed, and the same is not remedied within thirty (30) days after the Issuer or the Trustee has given the Tenant written notice specifying such failure (or such longer period as shall be reasonably required to correct such default; provided that (i) Tenant has commenced such correction within said 30-day period, and (ii) Tenant diligently prosecutes such correction to completion); or

     (c) An Event of Bankruptcy; or

     (d) Tenant completely and finally surrenders and abandons the Project.

     “Full Insurable Value” means the full actual replacement cost less physical depreciation as determined from time to time upon the request of Issuer, Tenant or the Trustee (but not more frequently than once in every 24 months) by an architect, appraiser, appraisal company or one of the insurers, selected and paid by Tenant.

     “Impositions” means all taxes and assessments, general and special, which may be lawfully taxed, charged levied, assessed or imposed upon or against or payable for or in respect of the Project or any part thereof, or any improvements at any time thereon or Tenant’s interest therein, including any new lawful taxes and assessments not of the kind enumerated above to the extent that the same are lawfully made, levied or assessed in lieu of or in addition to taxes or assessments now customarily levied against real or personal property, and further including all water and sewer charges, assessments and other governmental charges and impositions whatsoever, foreseen or unforeseen, which if not paid when due would encumber Issuer’s title to the Project.

     “Improvements” means the buildings, structures, facilities, machinery, equipment and any other property purchased in whole or in part from the proceeds of the Bonds and more specifically described in Schedule I attached hereto and made a part hereof.

     “Indenture” means the Trust Indenture, dated as of March 1, 2002, as from time to time amended and supplemented by Supplemental Indentures in accordance with the provisions thereof.

     “Interest Payment Date” means March 1 and September 1 in each year, commencing as of March 1, 2003, and terminating when the principal of, redemption premium, if any, and interest on the Bonds have been fully paid.

     “Land” means the real property described in Schedule I attached hereto and made a part hereof.

     “Lease” means this Lease Agreement by and between the Issuer and the Tenant, as from time to time supplemented and amended in accordance with the provisions hereof and of the Indenture.

     “Net Proceeds” means, when used with respect to any insurance or condemnation award with respect to the Project, the proceeds from the insurance or condemnation award remaining after the payment of all expenses (including attorneys’ fees and any extraordinary expenses of the Trustee) incurred in the collection of such proceeds.

The term “Notice Address” shall mean:

(1) With respect to the Tenant:

General Counsel
Federal Home Loan Bank of Topeka
P. O. Box 176
Topeka, Kansas 66601-0176

(2) With respect to the Subtenant:

General Counsel
Security Benefit Life Insurance Company
700 SW Harrison Ave.
Topeka, Kansas 66636

(3) With respect to the Issuer:

City of Topeka
215 S.E. 7th Street
Topeka, Kansas 66603
Attn: City Clerk

(4) With respect to the Trustee:

Commerce Bank & Trust
3035 S. Topeka
Topeka, Kansas 66611
Attn: Corporate Trust Department

“Notice Representative” means:

     (1) With respect to the Tenant, any one of the following executive officers of Tenant: President, Executive Vice President or its General Counsel at P. O. Box 176, Topeka, Kansas 66601-0176, (785) 233-0507.

     (2) With respect to the Subtenant, its General Counsel at 700 SW Harrison Ave., Topeka, Kansas 66636 (785) 431-3137.

     (3) With respect to the Issuer, its duly elected or appointed City Clerk at 215 SE 7th Street, Topeka, Kansas 66603, (785) 368-3940; and

     (4) With respect to the Trustee, any of the Corporate Trust Department officers thereof at 3035 S. Topeka, Topeka, Kansas 66611 (785) 267-8456.

     “Original Proceeds” means all proceeds, including accrued interest, derived from the sale of the Bonds to the Original Purchaser.

     “Original Purchaser” means the Federal Home Loan Bank of Topeka, a federally chartered corporation, Topeka, Kansas.

     “Outstanding” means, as of a particular date, Bonds heretofore issued, authenticated and delivered, except:

     (a) Bonds theretofore cancelled by the Trustee or delivered to the Trustee for cancellation pursuant to the Indenture;

     (b) Bonds for the payment or redemption of which moneys or investments have been deposited in trust with the Trustee for the benefit of the Owners of the Bonds in accordance with the provisions of the Indenture; and

     (c) Bonds in exchange for or in lieu of which other Bonds have been authenticated and delivered pursuant to the Indenture.

     “Owner” means the registered owner as shown on the registration books maintained by the Trustee of any fully registered bond.

     “Payment Date” means any date on which the principal of or interest on any Bonds is payable.

     “Principal and Interest Payment Account” means that account authorized and established with the Trustee by the Indenture and designated “City of Topeka, Kansas, Series A2002 Principal and Interest Payment Account for Taxable Industrial Revenue Bonds, (SBL Project)”.

     “Principal Payment Date” means March 1 in each year, commencing as of March 1, 2003, and during which the principal of and redemption premium, if any, on the Bonds remains Outstanding and unpaid.

     “Project” means and includes the Issuer’s interest in the Land and the Improvements acquired, constructed or installed with proceeds of the Series A2002 Bonds together with any Project Additions.

     “Project Additions” means any additional improvements acquired, constructed or installed from proceeds of any additional series of Bonds authorized and issued pursuant to the Indenture.

     “Project Costs” means those costs incurred in connection with the Project, including:

     (a) all costs and expenses incident or necessary to the acquisition of the Land and such of the Improvements as are constructed, installed or in progress at the date of such acquisition;

     (b) fees and expenses of architects, appraisers, surveyors and engineers for estimates, surveys, soil borings and soil tests and other preliminary investigations and items necessary to the commencement of construction, preparation of plans, drawings and specifications and supervision of construction, as well as for the performance of all other duties of architects, appraisers, surveyors and engineers in relation to the construction, furnishing and equipping of the Project or the issuance of the Bonds;

     (c) all costs and expenses of constructing, acquiring or installing the remaining portion of the Project;

     (d) payment of interest actually incurred on any interim financing obtained from a lender unrelated to the Tenant for performance of work on the Project prior to the issuance of the Bonds;

     (e) the cost of the title insurance policies and the cost of any insurance and performance and payment bonds maintained during the Construction Period in accordance with Article VI of this Lease; and

     (f) Costs of Issuance.

     “Project Fund” means the account authorized and established with the Trustee pursuant to the Indenture and designated the “City of Topeka, Kansas, Series A2002 Project Fund (SBL Project)”.

     “Project Replacement Fund” means that fund authorized and established with the Trustee by the Indenture and designated the “City of Topeka, Kansas, Series A2002 Project Replacement Fund (SBL Project)”.

     “Series A2002 Bonds” means the City of Topeka, Kansas, Taxable Industrial Revenue Bonds, Series A2002 (SBL Project) dated March 1, 2002, in the aggregate principal amount of $50,000,000.

     “State” means the State of Kansas.

     “Subtenant” means Security Benefit Life Insurance Company, a Kansas corporation, its successors and assigns.

     “Tenant” means the Federal Home Loan Bank of Topeka, a federally chartered corporation, its successors and assigns.

     “Term” means, collectively, the Basic Term and any Additional Term of the Lease.

     “Trustee” means Commerce Bank & Trust, in the City of Topeka, Kansas, in its capacity as trustee, bond registrar, paying agent and its successor or successors and any other corporation or association which at the time may be substituted in its place pursuant to and at the time serving as Trustee under the Indenture.

     Section 1.2 Representations and Covenants by Tenant. Tenant makes the following covenants and representations as the basis for the undertakings on its part herein contained.

     (a) Tenant is a federally chartered corporation duly organized and existing under the laws of the United States of America, and is duly authorized and qualified to do business in the State of Kansas, with lawful power and authority to enter into this Lease.

     (b) Tenant shall (A) maintain and preserve its authority to operate the Project; (B) shall not initiate any proceedings of any kind whatsoever to dissolve or liquidate without (1) securing the prior written consent thereto of the Issuer and (2) making provision for the payment in full of the principal of and interest and redemption premium, if any, on the Bonds.

     (c) Neither the execution or delivery of this Lease, the consummation of the transactions contemplated hereby or by the Indenture, nor the fulfillment of or compliance with the terms and conditions of this Lease contravenes any provisions of its charter, articles of incorporation or bylaws or conflicts with or results in a breach of the terms, conditions or provisions of any mortgage, debt, agreement, indenture or instrument to which the Tenant is a party or by which it is bound, or to which it or any of its properties is subject, or would constitute a default (without regard to any required notice or the passage of any period of time) under any of the foregoing, or violates any existing law, administrative regulation or court order or consent decree to which the Tenant is subject.

     (d) This Lease constitutes a legal, valid and binding obligation of the Tenant enforceable in accordance with its terms. Tenant further represents that it, by all necessary corporate action, has been duly authorized to execute and deliver this Lease and any supporting documents thereto, acting by and through its duly authorized officers.

     (e) The Tenant agrees to operate and will operate the Project, or cause the Project to be operated, as a facility, as that term is contemplated in the Act, from the date of Issuer’s acquisition of the Project to the end of the Lease term.

     (f) The Tenant has obtained or will obtain any and all permits, authorizations, licenses and franchises to enable it to operate and utilize the Project for the purposes for which it was leased by the Tenant under this Lease.

     (g) The estimated total cost of the Project to be financed by the Bonds, plus interest on the Bonds during acquisition, construction and installation of the Project, and expenses anticipated to be incurred in connection with the issuance of the Bonds, will not be less than the face amount of the Bonds.

     Section 1.3 Representations and Covenants by Issuer. Issuer makes the following representations and covenants as the basis for the undertakings on its part herein contained:

     (a) It is a municipal corporation existing under the Constitution and laws of the State. Under the provisions of the Act, Issuer has the power to enter into and perform the transactions contemplated by this Lease and the Indenture and to carry out its obligations hereunder and thereunder.

     (b) Except as otherwise provided herein or in the Indenture, it will not during the Basic Term or the Additional Term, in whole or in part, assign, lease, hypothecate or otherwise create any other interest in, or dispose of, or cause or permit any lien, claim or encumbrance to be placed against, the Project, except this Lease and the pledge of the Project pursuant to the Indenture.

     (c) It has duly authorized the execution and delivery of this Lease and the Indenture and the issuance, execution and delivery of the Series A2002 Bonds and the Lease, the Indenture and the Series A2002 Bonds constitute the obligation of the parties thereto and are enforceable in accordance with their respective terms.

     (d) It has obtained the consent to and/or approval of the issuance of the Bonds by each municipal corporation and political subdivision the consent or approval of which is required by the Act.

ARTICLE II

     Section 2.1 Granting of Leasehold. Issuer by these presents hereby rents, leases and lets unto Tenant and Tenant hereby rents, leases and hires from Issuer, for the rentals and upon and subject to the terms and conditions hereinafter set forth, the Project for the Basic Term.

ARTICLE III

     Section 3.1 Basic Rent. Issuer reserves and Tenant covenants and agrees to pay to the Trustee hereinafter and in the Indenture designated, for the account of Issuer and during the Basic Term, for deposit in the Principal and Interest Payment Account hereinafter and in the Indenture established, on each Basic Rent Payment Date, Basic Rent in immediately available funds.

     Section 3.2 Acquisition of Bonds. In the event Tenant acquires any outstanding Bonds, it may present the same to Trustee for cancellation, and upon such cancellation, Tenant’s obligation to pay Basic Rent shall be reduced accordingly, but in no event shall Tenant’s obligation to pay Basic Rent be reduced in such a manner that the Trustee shall not have on hand in the Principal and Interest Payment Account funds sufficient to pay the maturing principal of, redemption premium, if any, and interest on the Bonds as and when the same shall become due and payable in accordance with the provisions of the Indenture.

     Section 3.3 Additional Rent. The Issuer (or the Trustee on behalf of the Issuer) shall send written notice to both Tenant and Subtenant of any Additional Rent due. Within Thirty (30) days after receipt of written notice thereof, Tenant (or Subtenant on behalf of Tenant) shall pay any Additional Rent required to be paid pursuant to this Lease.

     Section 3.4 Rent Payable Without Abatement or Setoff. Tenant covenants and agrees with and for the express benefit of Issuer and the Bondowners that all payments of Basic Rent and Additional Rent shall be made by Tenant as the same become due, and that Tenant shall perform all of its obligations, covenants and agreements hereunder without notice or demand and without abatement, deduction, setoff, counterclaim, recoupment or defense or any right of termination or cancellation arising from any circumstance whatsoever, whether now existing or hereafter arising and irrespective of whether the Improvements shall have been acquired, started or completed, or whether Issuer’s title to the Project or any part thereof is defective or nonexistent, and notwithstanding any failure of consideration or commercial frustration of purpose, the eviction or constructive eviction of Tenant, any Change of Circumstances, any change in the security or other laws of the United States of America, the State, or any municipal corporation of either, any change in Issuer’s legal organization or status, or any default of Issuer hereunder, and regardless of the invalidity of any action of Issuer or any other event or condition whatsoever, and regardless of the invalidity of any portion of this Lease, and Tenant hereby waives the provisions of any statute or other law now or hereafter in effect contrary to any of its obligations, covenants or agreements under this Lease or which releases or purports to release Tenant therefrom. Nothing in this Lease shall be construed as a waiver by Tenant of any rights or claims Tenant may have against Issuer under this Lease or otherwise, but any recovery upon such rights and claims shall be had from Issuer separately, it being the intent of this Lease that Tenant shall be unconditionally and absolutely obligated to perform fully all of its obligations, agreements and covenants under this Lease (including the obligation to pay Basic Rent and Additional Rent) for the benefit of the Bondowners.

     Section 3.5 Prepayment of Basic Rent. Tenant may at any time prepay all or any part of the Basic Rent. Should Tenant prepay all or any part of the Basic Rent, it shall clearly identify for Trustee such payments as prepayments of Basic Rent.

     Section 3.6 Deposit of Rent by Trustee. The Trustee shall deposit, use and apply all payments of Basic Rent and Additional Rent in accordance with the provisions of this Lease and the Indenture.

ARTICLE IV

     Section 4.1 Disposition of Original Proceeds; Project Fund. The Original Proceeds shall be paid over to the Trustee for the account of Issuer. The Trustee shall, first, promptly pay from such Original Proceeds into the Principal and Interest Payment Account the full amount of any accrued interest and premium, if any, received upon such sale. The remainder of such proceeds shall be deposited by the Trustee in the Project Fund to be used and applied as provided in this Lease and the Indenture, except that Costs of Issuance as specified by Tenant at or prior to the closing of the issuance of the Bonds may be paid from the Project Fund by Trustee without further order or authorization. Any funds held in any accounts of or by the Trustee may be invested, at the direction of the Authorized Tenant Representative, in one or more interest-bearing or non-interest bearing accounts at or with the Bondholder.

ARTICLE V

     Section 5.1 Acquisition of Land and Improvements. Tenant shall prior to or concurrently with the issuance of the Bonds, convey or cause to be conveyed to Issuer the Land, if any, and such of the Improvements as are then completed, installed or in progress. Tenant shall also concurrently with such conveyance make provisions for the discharge of any liens or encumbrances incurred by it in connection with the construction, installation or development of the Project.

     Section 5.2 Project Contracts. It is recognized by the parties hereto that prior to the execution hereof Subtenant has entered into a contract or contracts with respect to the acquisition and/or construction of the Improvements which have been assigned by Subtenant to Tenant, subject to the obligation of Subtenant to cause the Improvements to be completed in accordance with the Project contracts. Said contracts are hereinafter referred to as the “Project Contracts”. Prior to the execution hereof, certain work has been or may have been performed on the Project pursuant to said Project Contracts or otherwise. Tenant hereby conveys, transfers and assigns to Issuer all of Tenant’s interest in the Project Contracts and Issuer hereby designates Tenant as Issuer’s agent for the purpose of executing and performing the Project Contracts. After the execution hereof, Tenant shall cause the Project Contracts to be fully performed by the contractor(s) thereunder in accordance with the terms thereof, and Tenant covenants to cause the Improvements to be acquired, constructed and/or completed in accordance with the Project Contracts. Tenant warrants that the construction and/or acquisition of the Improvements will result in the Project being suitable for use by Tenant for its purposes. Any and all amounts received by Issuer, Trustee or Tenant from any of the contractors or other suppliers by way of breach of contract, refunds or adjustments shall become a part of and be deposited in the Project Fund.

     Section 5.3 Payment of Project Costs for Buildings and Improvements. Issuer hereby agrees to pay for the construction, reconstruction, improvement, remodeling, equipping and installation of the buildings and improvements constituting a portion of the Project, but solely from the Project Fund, and hereby authorizes and directs the Trustee to pay the Tenant for the same, but solely from the Project Fund, from time to time, upon receipt by the Trustee of a certificate signed by the Authorized Tenant Representative or by an authorized representative of the Subtenant in the form set forth by Appendix A hereto which is incorporated herein by reference.

     The sole obligation of Issuer under this paragraph shall be to cause the Trustee to make such disbursements upon receipt of such certificates. The Trustee may rely fully on any such directions and shall not be required to make any investigation in connection therewith.

     Section 5.4 Payment of Project Costs for Machinery and Equipment. Issuer hereby agrees to pay the Tenant for the purchase and acquisition of any machinery and equipment constituting a part of the Project, but solely from the Project Fund, from time to time, upon receipt by the Trustee of a certificate signed by the Authorized Tenant Representative or by an authorized representative of the Subtenant in the form provided by Appendix B hereto which is incorporated herein by reference and accompanied by the following specific information:

(a)	Name of Seller;

(b)	Name of the manufacturer;

(c)	Common descriptive name of machinery or equipment;

(d)	Manufacturer’s or seller’s technical description of machinery or equipment;

(e)	Capacity or similar designation;

(f)	Serial number, if any; and

(g)	Model number, if any.

The sole obligation of Issuer under this Section shall be to cause the Trustee to make such disbursements upon receipt of said certificates. The Trustee may rely fully on any such certificate and shall not be required to make any independent investigation in connection therewith. All machinery, equipment and/or personal property acquired, in whole or in part, from funds deposited in the Project Fund pursuant to this section shall be and become a part of the Project.

     Section 5.5 Completion of Project. Tenant warrants that the Project, when completed, will be necessary or useful in its development for use by Tenant for its purposes. Issuer and Tenant each covenant and agree to proceed diligently to complete the Project. Upon completion of the Project, Tenant shall cause the Authorized Tenant Representative to deliver a Certificate of Completion to the Trustee, and the date of such delivery shall be the Completion Date.

     Section 5.6 Deficiency of Project Fund. If the Project Fund shall be insufficient to pay fully all Project Costs and to fully complete the Project, lien free, Tenant covenants to pay the full amount of any such deficiency by making payments directly to the contractors and to the suppliers of materials, machinery, equipment, property and services as the same shall become due, and Tenant shall save Issuer whole and harmless from any obligation to pay such deficiency.

     Section 5.7 Surplus in Project Fund. Any amount remaining in the Project Fund after the Certificate of Completion has been delivered to the Trustee shall be paid to the Tenant.

     Section 5.8 Right of Entry by Issuer. The duly authorized agents of Issuer shall have the right at any reasonable time prior to the completion of the Project to have access to the Project or any parts thereof for the purpose of inspecting and supervising the acquisition, installation or construction thereof.

     Section 5.9 Machinery and Equipment Purchased by Tenant. If no part of the purchase price of an item of machinery, equipment or personal property is paid from funds deposited in the Project Fund pursuant to the terms of this Lease, then such item of machinery, equipment or personal property shall not be deemed a part of the Project.

     Section 5.10 Project Property of Issuer. All buildings, improvements and work constituting a part of the Project, all work and materials on the Project as such work progresses, and the Project as fully completed, anything under this Lease which becomes, is deemed to be, or constitutes a part of the Project, and the Project as repaired, rebuilt, rearranged, restored or replaced by Tenant under the provisions of this Lease, except as otherwise specifically provided herein, shall immediately when erected or installed become the absolute property of Issuer.

     Section 5.11 Kansas Retailers’ Sales Tax.

     (a) The parties have entered into this Lease in contemplation that, under the existing provisions of K.S.A. 79-3606(d) and other applicable laws, sales of tangible personal property or services purchased in connection with construction of the Project are entitled to exemption from the tax imposed by the Kansas Retailers’ Sales Tax Act. The parties agree that Issuer shall, upon the request of and with Tenant’s assistance, promptly request from the State and, if obtained, furnish to the contractors and suppliers an exemption certificate for the construction of the Project. Tenant covenants that said exemption shall be used only in connection with the purchase of tangible personal property or services becoming a part of the Project.

     (b) The parties further acknowledge that, under the existing provisions of K.S.A. 79- 3603(h), a retailers’ sales tax may be levied at the rate of four and ninety hundredths percent (4.90%) upon the gross receipts derived by Issuer from the renting or leasing of personal property, if any, purchased from the proceeds of the Bonds. Tenant agrees to pay, as Additional Rent hereunder, the full amount of any such tax as hereinafter determined. Such payments, if required, shall be made at the same time as the installments of Basic Rent provided for hereby, and shall be made directly to Issuer, or in such other manner as Issuer may from time to time direct in writing. It shall be the duty of Issuer to promptly file any returns and remit any such taxes to the State, or to make suitable provision therefor, in accordance with applicable laws, rulings and regulations. Issuer’s taxable gross receipts shall be determined by multiplying that portion of each installment of Basic Rent which represents the payment of principal of the Bonds by a fraction in which the total proceeds of the Bonds is the denominator, and the amount expended from Bond proceeds of the acquisition of personal property, which amount shall be determined by Tenant and set forth in a certificate delivered to Issuer, Tenant and the Trustee immediately following completion of construction of the Project, is the numerator. The amount of each installment of tax due shall be determined by multiplying Issuer’s taxable gross receipts determined in accordance with the preceding sentence (unless a different determination has been made in a judicial or administrative proceeding as hereinafter provided), by four and ninety hundredths percent (4.90%) or such other tax rate percentage as may from time to time be imposed by applicable law. Notwithstanding the foregoing provisions, if it shall be determined in any judicial or administrative proceeding that Issuer’s taxable gross receipts are in an amount other than the amount determined by applying the foregoing provisions, Tenant shall be obligated to pay and hereby agrees to pay the full amount of such tax, based upon such judicially or administratively determined gross receipts, it being the intent of this provision that Tenant shall pay in full the amount of any such tax, but no more than such amount, which Issuer is obligated to collect under the present or any future laws of the State.

ARTICLE VI

     Section 6.1 Insurance as a Condition to Disbursement. As a condition precedent to disbursement of funds from the Project Fund pursuant to Article V hereunder, the following policies of insurance shall be in full force and effect:

     (a) Commercial general liability and automobile liability insurance (including coverage for losses arising from the ownership, maintenance, use or operation of any automobile,

truck or other vehicle in or upon the Project). Issuer, Tenant, Subtenant and Trustee shall be named insureds or additional insureds, under such general liability insurance and Subtenant shall be the named insured on such automobile liability insurance. Such insurance shall be in an amount not less than the then maximum liability of a governmental entity for claims arising out of a single occurrence as provided by the Kansas tort claims act or other similar future law (currently $500,000 per occurrence); which policy shall provide that such insurance may not be cancelled by the issuer thereof without at least Thirty (30) days’ advance written notice to Issuer, Tenant, Subtenant and Trustee, such insurance to be maintained throughout the life of this Lease; and

     (b) Workers’ Compensation Insurance; and

     (c) With regard to buildings and improvements constituting a part of the Project, builder’s risk-completed value form insurance insuring the Project against fire, lightning and all other Special Form perils commonly covered by the endorsements published by the Insurance Services Office (ISO) and from time to time thereafter in use in the State to the Full Insurable Value of the Project. Such policy or policies of insurance shall name Issuer, Tenant, Subtenant and the Trustee as named insureds or additional insureds, as their respective interests may appear, and all payments received under such policy or policies by Issuer, Tenant or Subtenant shall be paid over to the Trustee and be deposited in the Project Fund, as long as such payments are required by this Lease to be made to the Trustee.

     Section 6.2 Insurance After Completion. Tenant shall and covenants and agrees that it will, prior to or simultaneously with the expiration of the insurance provided for in the preceding section and throughout the Basic Term at its sole cost and expense, keep the Project constantly insured against loss or damage by fire, lightning and all other Special Form perils commonly covered by the endorsements published by the Insurance Services Office (ISO) then in use in the State to the Full Insurable Value thereof in such insurance company or companies as it may select and shall at all times maintain commercial general liability insurance required pursuant to Section 6.1(a).

     Section 6.3 General Insurance Provisions.

     (a) All policies of general liability, builder’s risk, and property insurance provided for in this Article and all renewals thereof shall name Issuer, Tenant, Subtenant and Trustee as named insureds or additional insureds as their respective interests may appear, and all policies of insurance provided for in this Article and all renewals thereof shall contain a provision that such insurance may not be cancelled or materially changed by the issuer thereof without at least Thirty (30) days’ written notice to Issuer, Tenant, Subtenant and the Trustee and shall be payable to the Trustee as to any payments required by this Lease to be made to the Trustee. Issuer, Tenant and Subtenant each hereby agree to do anything necessary, be it the endorsement of checks or otherwise, to cause any such payment to be made to the Trustee, as long as such payment is required by this Lease to be made to the Trustee. Any charges made by the Trustee for its services shall be paid by Tenant.

     (b) Each policy of insurance hereinabove referred to shall be issued by a nationally recognized responsible insurance company qualified under the laws of the state to assume the risks covered therein.

     (c) The initial premium on the policies of insurance herein required shall be paid by Tenant (or by Subtenant on behalf of Tenant) when due.

     (d) Each policy of insurance hereinabove referred to may be subject to a reasonable deductible in an amount approved by the Trustee; provided, that Tenant or Subtenant may self insure the first $500,000 of each and every loss.

     (e) Each policy of insurance required herein may be provided through blanket policies maintained by Tenant.

     (f) Anything in this Lease to the contrary notwithstanding, Tenant shall be liable to Issuer pursuant to the provisions of this Lease or otherwise, as to any loss or damage which may have been occasioned by the negligence of Tenant, its agents or employees.

ARTICLE VII

     Section 7.1 Impositions. Tenant shall, during the life of this Lease bear, pay and discharge, before the delinquency thereof, any and all Impositions. In the event any Impositions may be lawfully paid in installments, Tenant shall be required to pay only such installments thereof as become due and payable during the life of this Lease as and when the same become due and payable. Issuer covenants that without Tenant’s written consent it will not, unless required by law, take any action which may reasonably be construed as tending to cause or induce the levying or assessment of any Imposition which Tenant would be required to pay under this Article and that should any such levy or assessment be threatened or occur Issuer shall, at Tenant’s request, fully cooperate with Tenant in all reasonable ways to prevent any such levy or assessment.

     Section 7.2 Receipted Statements. Unless Tenant exercises its right to contest any Impositions in accordance with Section 7.4 hereof, Tenant shall, within Thirty (30) days after the last day for payment, without penalty or interest, of an Imposition which Tenant is required to bear, pay and discharge pursuant to the terms hereof, deliver to Issuer and Trustee a photostatic or other suitable copy of the statement issued therefor duly receipted to show the payment thereof.

     Section 7.3 Issuer May Not Sell. Issuer covenants that, unless Tenant is in default under this Lease it will not, without Tenant’s written consent, unless required by law, sell or otherwise part with or encumber its fee or other ownership interest in the Project at any time during the life of this Lease.

     Section 7.4 Contest of Impositions. Tenant shall have the right, in its own or Issuer’s name or both, to contest the validity or amount of any Imposition by appropriate legal proceedings instituted at least Ten (10) days before the Imposition complained of becomes delinquent if, and provided, Tenant (i) before instituting any such contest, shall give Issuer and Trustee written notice of its intention to do so and, if requested in writing by Issuer, shall deposit with the Trustee a surety bond of a surety company acceptable to Issuer as surety, in favor of Issuer, or cash, in a sum of at least the amount of the Imposition so contested, assuring the payment of such contested Impositions together with all interest and penalties to accrue thereon and costs of suit, except that no such bond or cash shall be required as long as Moody’s Investors Service, Inc. rates Tenants’ long-term bank deposits as “Aaa” or Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. rates Tenant’s long-term counterparty credit as “AAA”, and (ii) shall diligently prosecute any such contest and at all times effectively stays or prevents any official or judicial sale therefor, under execution or otherwise, and (iii) promptly pays any final judgment enforcing the Imposition so contested and thereafter promptly procures record release or satisfaction thereof. Tenant shall hold Issuer and Trustee whole and harmless from any costs and expenses Issuer or Trustee may incur related to any such contest.

     Section 7.5 Ad Valorem Taxes. The parties acknowledge that under the existing provision of K.S.A. 79-20la, as amended, the property constructed or purchased with the proceeds of the Bonds is entitled to exemption from ad valorem taxation for a period of Ten (10) calendar years after the calendar year in which the Bonds and Additional Bonds are issued, provided proper application is made therefore. Issuer covenants that it will not voluntarily take any action which may reasonably be construed as tending to cause or induce the levy or assessment of ad valorem taxes on the Project so long as any of the Bonds are outstanding and unpaid or for said Ten (10) year period, whichever shall be the shorter time and should any such levy or assessment be threatened or occur, Issuer shall, at Tenant’s request, fully cooperate with Tenant in all reasonable ways to prevent any such levy or assessment. Issuer further covenants that it will make all necessary filings regarding the application for such ad valorem tax exemption on or before March 1 in the calendar year following the calendar year in which the Bonds were issued, and will renew said application from time to time and take any other action as may be necessary to maintain such ad valorem tax exemption in full force and effect, in accordance with K.S.A. 79-210 et seq. and the State Department of Revenue.

     Section 7.6 Payment in Lieu of Taxes. Issuer shall take all necessary action to obtain and maintain in effect the exemption from ad valorem taxes referred to in Section 7.5 above. During each year the Project is exempt from ad valorem taxation by reason of K.S.A. 79-201a, as amended, Issuer and Tenant agree that, beginning with calendar year 2003, Tenant will make a $500,000 payment in lieu of such ad valorem taxes each year for such 10 year period. Such payments shall be made by Tenant to Issuer each year at the time ad valorem taxes on the Project would first be due and payable but for the ad valorem tax exemption described in Section 7.5 of this Agreement. Provided, however, that should Security Benefit Life Insurance Company, a subtenant of the Project facilities, move its corporate headquarters from the City of Topeka during such 10 year period the Project facilities are entitled to an exemption from ad valorem taxation in accordance with the provisions of K.S.A. 79-20la, as amended, the Tenant shall pay as an additional payment in lieu of such ad valorem taxes the difference between such payments made and the amount of ad valorem taxes that would have otherwise been payable in connection with the Project facilities but for the exemption described in Section 7.5 hereof.

ARTICLE VIII

     Section 8.1 Use of Project. Subject to the provisions of this Lease, Tenant and Subtenant shall have the right to use the Project for any and all purposes allowed by law and contemplated by the Constitution of the State and the Act. Tenant and Subtenant shall comply with all statutes, laws, ordinances, orders, judgments, decrees, regulations, directions and requirements of all federal, state, local and other governments or governmental authorities, now or hereafter applicable to the Project or to any adjoining public ways, as to the manner of use or the condition of the Project or of adjoining public ways. Tenant and Subtenant shall comply with the mandatory requirements, rules and regulations of all insurers under the policies required to be carried under the provisions of this Lease. Tenant and Subtenant shall pay all costs, expenses, claims, fines, penalties, damages that may in any manner arise out of, or be imposed as a result of, the failure of Tenant and Subtenant to comply with the provisions of this Article.

     Section 8.2 Covenants, Warranties and Indemnity Regarding Environmental Matters. Tenant and Subtenant agree to comply fully with all applicable laws, statutes, ordinances, rules and regulations of any governmental or quasi-governmental authority, specifically including without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act, both as amended, and all other environmental protection of toxic waste or hazardous substance handling, treatment, storage or disposal laws, statutes, ordinances, rules and regulations (collectively, “Environmental Laws”). Tenant and Subtenant shall promptly and diligently take or cause to be taken all actions necessary to cure any noncompliance with any Environmental Law and shall be responsible for any violation by them, their employees or agents of any Environmental Laws, and the Tenant and Subtenant further agree that they will take all necessary action (to the extent required by law) to clean-up, eliminate or contain any environmental contamination including contamination caused by any previous owner or use of the Project and will pay or cause to be paid in full all costs and expenses associated with such action.

ARTICLE IX

     Section 9.1 Sublease by Tenant. With the exception of that portion of the Project as described in the Schedule 1 attached hereto to be subleased to the Subtenant, which sublease is hereby acknowledged and consented to, Tenant may sublease the Project to a single party or entity, with the prior written consent of Issuer, which consent Issuer shall not unreasonably withhold. Tenant may sublease portions of the Project for use by others in the normal course of its business without Issuer’s prior consent or approval. In the event of any such subleasing, Tenant shall remain fully liable for the performance of its duties and obligations hereunder, and no such subleasing and no dealings or transactions between Issuer or the Trustee and any such subtenant shall relieve Tenant of any of its duties and obligations hereunder.

     Any such sublease shall be subject and subordinate in all respects to the provisions of this Lease.

     Section 9.2 Assignment by Tenant. Tenant may assign its interest in this Lease with the prior written consent of Issuer, which consent Issuer shall not unreasonably withhold. In the event of any such assignment, Tenant shall remain fully liable for the performance of its duties and obligations hereunder, except to the extent hereinafter provided, and no such assignment and no dealings or transactions between Issuer or the Trustee and any such assignee shall relieve Tenant of any of its duties and obligations hereunder, except as may be otherwise provided in the following section.

     Section 9.3 Release of Tenant. If, in connection with an assignment by Tenant of its interests in this Lease, (1) the Issuer and the owners of Ninety percent (90%) in aggregate principal amount of the Outstanding Bonds (including any Additional Bonds) shall file with the Trustee and the Original Purchaser their prior written consent to such assignment, and (2) the proposed assignee shall expressly assume and agree to perform all of the obligations of Tenant under this Lease; then and in such event Tenant shall be fully released from all obligations accruing hereunder after the date of such assignment.

     Section 9.4 Mergers and Consolidations. Notwithstanding the provisions of Section 9.2, if Tenant shall assign its interests in this Lease in connection with a transaction involving the merger or consolidation of Tenant with or into, or a sale, lease or other disposition of all or substantially all of the property of Tenant as an entirety to another person, association, corporation or other entity, and (1) Issuer shall file with the Trustee its prior written consent to such assignment, (2) the proposed assignee shall expressly assume and agree to perform all of the obligations of Tenant under this Lease with regard to the Bonds, and (3) Tenant shall furnish the Trustee and Issuer with evidence in the form of financial statements accompanied by the certificate of an independent certified public accountant of recognized standing establishing that the net worth of such proposed assignee immediately following such assignment will be at least 100 million dollars; then and in such event Tenant shall be fully released from all obligations accruing hereunder after the date of such assignment.

     Section 9.5 Covenant Against Other Assignments. Tenant will not assign or in any manner transfer its interests under this Lease, nor will it suffer or permit any assignment thereof by operation of law, except in accordance with the limitations, conditions and requirements herein set forth.

ARTICLE X

     Section 10.1 Repairs and Maintenance. Tenant covenants and agrees that it will, during the Term of this Lease, keep and maintain the Project and all parts thereof in good condition and repair, including but not limited to the furnishing of all parts, mechanisms and devices required to keep the machinery, equipment and personal property constituting a part of the Project in good mechanical and working order, and that during said period of time it will keep the Project and all parts thereof free from filth, nuisance or conditions unreasonably increasing the danger of fire.

     Section 10.2 Removal, Disposition and Substitution of Machinery and Equipment. Tenant shall have the right, provided Tenant is not in default in the payment of Basic Rent and Additional Rent, to remove and sell or otherwise dispose of any machinery and equipment which constitutes a part of the Project and which are no longer used by Tenant or, in the opinion of Tenant, are no longer useful to Tenant in its operations (whether by reason of changed processes, changed techniques, obsolescence, depreciation or otherwise), subject, however, to the following conditions;

     (a) With respect only to such items of machinery and equipment that originally cost $50,000 or more, to the following:

     (1) Prior to any such removal, Tenant shall deliver to the Trustee a certificate signed by the Authorized Tenant Representative (i) containing a complete description, including the make, model and serial numbers, if any, of any machinery and equipment constituting a part of the Project which it proposes to remove, (ii) stating the reason for such removal, (iii) stating what disposition, if any, of the machinery and equipment is to be made by Tenant after such removal and the names of the party or parties to whom such disposition is to be made and the consideration to be received by Tenant therefor, if any, and (iv) setting forth the original cost and the fair market value of such machinery and equipment; provided, however, that in no event shall the fair market value of such machinery and equipment be less than the consideration to be received by Tenant upon the disposition thereof.

     (2) Prior to any such removal, Tenant shall pay the fair market value of such machinery and equipment as set forth in said certificate to the Trustee and the Trustee shall deposit such amount in the Principal and Interest Payment Account.

     (3) Tenant may remove any machinery and equipment constituting a part of the Project without first complying with the provisions of subparagraph (2) above; provided, however, that Tenant shall promptly replace any such machinery and equipment so removed with machinery and equipment of the same or a different kind but which are capable of performing the same function, efficiently, as the machinery and equipment so removed, and the machinery and equipment so acquired by Tenant to replace such machinery and equipment shall be deemed a part of the Project. Within Thirty (30) days after any such replacement by Tenant, Tenant shall deliver to the Trustee a certificate of the Authorized Tenant Representative setting forth a complete description, including make, model and serial numbers, if any of the machinery and equipment which Tenant has acquired to replace the machinery and equipment so removed by Tenant, the cost thereof and that said machinery and equipment have been installed.

     (b) With respect to such items of machinery and equipment that originally cost less than $50,000, Tenant shall deliver to the Trustee a certificate setting forth the facts provided for in subparagraph (a)(1) above. In no event shall Tenant pursuant to this Subsection (b) remove items of machinery and equipment having an aggregate original cost of more than $50,000.

     All machinery and equipment constituting a part of the Project and removed by Tenant pursuant to this Section shall become the absolute property of Tenant without accounting to Issuer with respect thereto. In all cases, Tenant shall pay all the costs and expenses of any such removal and shall immediately repair at its expense all damage caused thereby. Tenant’s rights under this Article to remove machinery and equipment constituting a part of the Project is intended only to permit Tenant to maintain an efficient operation by the removal of such machinery and equipment no longer suitable to Tenant’s use for any of the reasons set forth in this paragraph and such right is not to be construed to permit a removal under any other circumstances and shall not be construed to permit the wholesale removal of such machinery and equipment by Tenant.

ARTICLE XI

     Section 11.1 Alteration of Project. Tenant shall have and is hereby given the right, at its sole cost and expense, to make such additions, changes and alterations in and to any part of the Project as Tenant from time to time may deem necessary or advisable; provided, however, Tenant shall not make any major addition, change or alteration which will adversely affect the intended use or structural strength of any part of the Building without the prior written approval of the Trustee, which approval shall not be unreasonably withheld. All additions, changes and alterations made by Tenant pursuant to the authority of this Article shall (a) be made in a workmanlike manner and in strict compliance with all laws and ordinances applicable thereto, (b) when commenced, be prosecuted to completion with due diligence, and (c) when completed, shall be deemed a part of the Project; provided, however, that additions of machinery, equipment and/or personal property of Tenant, not purchased or acquired from funds deposited with the Trustee hereunder and not constituting a part of the Project shall remain the separate property of Tenant and may be removed by Tenant prior to expiration of the Term of this Lease; provided further, however, that all such additional machinery, equipment and/or personal property which remain in the Project after the termination of this Lease for any cause other than the purchase of the Project pursuant to Article XVII hereof shall, upon and in the event of such termination, become the separate and absolute property of Issuer. In all cases Tenant shall pay all costs and expenses of any removal and shall immediately repair at its expense any damage caused thereby.

ARTICLE XII

     Section 12.1 Additional Improvements. Tenant shall have and is hereby given the right, at its sole cost and expense, to construct on the Land or within areas occupied by the Improvements, or in airspace above the Project, such additional buildings and improvements as Tenant from time to time may deem necessary or advisable. All additional buildings and improvements constructed by Tenant pursuant to the authority of this Article shall, during the Basic Term and any Additional Term, remain the property of Tenant and may be added to, altered or razed and removed by Tenant at any time during the Term hereof. Tenant covenants and agrees (a) to make all repairs and restorations, if any, required to be made to the Project because of the construction of, addition to, alteration or removal of, said additional buildings or improvements, (b) to keep and maintain said additional buildings and improvements in good condition and repair, ordinary wear and tear excepted (c) to promptly and with due diligence either raze and remove from the Land in a good, workmanlike manner, or repair, replace or restore such of said additional buildings or improvements as may from time to time be damaged by fire or other casualty, and (d) that all additional buildings and improvements constructed by Tenant pursuant to this Article which remain in place after termination of this Lease for any cause other than the purchase of the Project pursuant to Article XVII hereof shall, upon and in the event of such termination, become the separate and absolute property of Issuer.

ARTICLE XIII

     Section 13.1 Securing of Permits and Authorizations. Tenant or Subtenant shall not do or permit others under its control to do any work in or in connection with the Project or related to any repair, rebuilding, restoration, replacement, alteration of or addition to the Project, or any part thereof, unless all requisite municipal and other governmental permits and authorizations shall have first been procured and paid for. All such work shall be done in a good and workmanlike manner and in compliance with all applicable building, zoning and other laws, ordinances, governmental regulations and requirements and in accordance with the requirements, rules and regulations of all insurers under the policies required to be carried under the provisions of this Lease.

     Section 13.2 Mechanics’ Liens. Tenant or Subtenant shall not do or suffer anything to be done whereby the Project, or any part thereof, may be encumbered by any mechanics’ or other similar lien and if, whenever and so often as any mechanics’ or other similar lien is filed against the Project, or any part thereof, Tenant or Subtenant shall discharge the same of record within Thirty (30) days after the date of filing. Notice is hereby given that Issuer does not authorize or consent to and shall not be liable for any labor or materials furnished to Tenant or Subtenant or anyone claiming by, through or under Tenant or Subtenant upon credit, and that no mechanics’ or similar lien for any such labor, services or materials shall attach to or affect the reversionary or other estate of Issuer in and to the Project, or any part thereof.

     Section 13.3 Contest of Liens. Tenant or Subtenant, notwithstanding the above, shall have the right to contest any such mechanics’ or other similar lien if within said Thirty (30) day period stated above it (i) notifies Issuer and Trustee in writing of its intention so to do, and if requested by Issuer, deposits with the Trustee a surety bond issued by a surety company acceptable to Issuer as surety, in favor of Issuer or cash, in the amount of the lien claim so contested, indemnifying and protecting Issuer and Trustee from and against any liability, loss, damage, cost and expense of whatever kind or nature growing out of or in any way connected with said asserted lien and the contest thereof, except that no such bond or cash shall be required as long as Moody’s Investors Service, Inc. rates Tenant’s long-term bank deposits as “Aaa” or Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. rates Tenant’s long-term counterparty credit as “AAA”, and (ii) diligently prosecutes such contest, at all times effectively staying or preventing any official or judicial sale of the Project or any part thereof or interest therein, under execution or otherwise, and (iii) promptly pays or otherwise satisfies any final judgment adjudging or enforcing such contested lien claim and thereafter promptly procures record release or satisfaction thereof.

     Section 13.4 Utilities. All utilities and utility services used by Tenant or Subtenant in, on or about the Project shall be contracted for by Tenant or Subtenant in such party’s own name and such party shall, at its sole cost and expense, procure any and all permits, licenses or authorizations necessary in connection therewith.

ARTICLE XIV

     Section 14.1 Indemnity. Tenant shall and hereby covenants and agrees to indemnify, protect, defend and save Issuer and the Trustee and their respective members, officials, directors, officers, employees and agents harmless from and against any and all claims, demands, liabilities and costs, including, without limitation, attorneys’ fees and expenses, arising from the issuance of the Bonds or damage or injury, actual or claimed, of whatsoever kind or character, to property or persons, occurring or allegedly occurring in, on or about the Project during the Term hereof, and upon timely written notice from Issuer or the Trustee, Tenant shall defend Issuer and the Trustee in any action or proceeding brought thereon; provided, however, that nothing contained in this Section shall be construed as requiring Tenant to indemnify Issuer or the Trustee for any claim resulting from any act or omission, actual or claimed of Issuer or the Trustee, or their respective members, officials, directors, officers, employees and agents.

     Section 14.2 Indemnity Regarding Environmental Matters. The Tenant hereby covenants and agrees to indemnify, protect and hold harmless the Trustee and its respective members, officials, directors, officers, employees, advisors and agents from and against any and all losses, claims, demands, liabilities, fines, penalties and costs, including without limitation attorneys’ fees, arising from (a) any “release” (as defined in 42 U.S.C. Section 9601(22)) or threat of a “release,” actual or alleged, of any “hazardous substances” (as defined in 42 U.S.C. Section 9601(14)) upon or about the Project or respecting any products or materials previously or now located upon, delivered to or in transit to or from the Project regardless of whether such release or threat of a release or alleged release or threat of release has occurred prior to the date hereof or hereafter occurs and regardless of whether such release or threat of a release or alleged release or threat of a release occurs as a result of the negligence or misconduct of the Tenant or any third party or otherwise, or (b) any violation, actual or alleged, of or any other liability under or in connection with any Environmental Law upon or about the Project or respecting any products or materials previously or now located upon, delivered to or in transit to or from the Project, regardless of whether such violation or alleged violation has occurred prior to the date hereof or hereafter occurs and regardless of whether such violation or alleged violation occurs as a result of the negligence or misconduct of the Tenant or any third party or otherwise. Notwithstanding the foregoing, the Tenant shall not be obligated to indemnify and hold harmless the Trustee or any other person from and against any claims, demands, liabilities and costs, including without limitation attorneys’ fees, resulting from any act or omission, actual or claimed of the Trustee, its members, officials, directors, officers, employees and agents, or such other person seeking indemnification.

ARTICLE XV

     Section 15.1 Access to Project. Issuer, for itself and its duly authorized representatives and agents, including Trustee, reserves the right to enter the Project at all reasonable times during usual business hours throughout the Basic Term and the Additional Term for the purpose of (a) examining and inspecting the same, (b) performing such work made necessary by reason of Tenant’s default under any of the provisions of this Lease, and (c) while an Event of Default is continuing hereunder, for the purpose of exhibiting the Project to prospective purchasers, lessees or mortgagees. Issuer may, during the progress of said work mentioned in (b) above, keep and store on the Project all necessary materials, supplies and equipment and shall not be liable for necessary inconvenience, annoyances, disturbances, loss of business or other damage suffered by reason of the performance of any such work or the storage of such materials, supplies and equipment.

ARTICLE XVI

     Section 16.1 Option to Extend Term. Tenant shall have and is hereby given the right and option, to extend the term of this Lease for the Additional Term provided that (a) Tenant shall give Issuer and Trustee written notice of its intention to exercise each such option at least thirty (30) days prior to the expiration of the Basic Term and (b) Tenant is not in default hereunder in the payment of Basic Rent or Additional Rent the time it gives Issuer such notice or at the time the Additional Term commences. In the event Tenant exercises any of such options, the terms, covenants, conditions and provisions set forth in this Lease shall be in full force and effect and binding upon Issuer and Tenant during the Additional Term except that Tenant covenants and agrees that the Basic Rent during any extended term herein provided for shall be the sum of $100.00 per year, payable in advance on the first Business Day of such Additional Term.

ARTICLE XVII

     Section 17.1 Option to Purchase Project. Subject to the provisions of this Article, Tenant shall have the right and option to purchase the Project at any time during or at the end of the Term, any Additional Term hereof or at any time provided the principal of, redemption premium, if any, and interest on the Bonds has been paid. Tenant shall exercise its aforesaid option by giving Issuer and Trustee written notice of Tenant’s election to exercise its option and specifying the date, time and place of closing, which date (the “Closing Date’) shall neither be earlier than Thirty (30) days nor later than One Hundred Eighty (180) days after the notice is given. Tenant may not, however, exercise its said option if Tenant is in default hereunder on the Closing Date. Provided, however, that, unless Tenant exercises its option to extend the term of the Lease as provided in Section 16.1 hereof, upon the expiration of the Basic Term and the payment of the principal of and interest on the Bonds in full, Tenant shall be deemed to have exercised its Option to purchase the Project without the requirement of any notice thereof and the Trustee shall immediately thereafter transfer title to the Project to Tenant in accordance with the requirements and provisions of Section 17.2 hereof.

     Section 17.2 Quality of Title and Purchase Price. If said notice of election to purchase be given as aforesaid, Issuer shall and covenants and agrees to sell and convey its interests in and to the Project to Tenant on the Closing Date free and clear of all liens and encumbrances whatsoever except (a) those to which the title was subject on the date of Tenant’s conveyance to Issuer of the Project, or to which title became subject with Tenant’s written consent, or which resulted from any failure of Tenant to perform any of its covenants or obligations under this Lease, (b) taxes and assessments, general and special, if any, and (c) the rights, titles and interests of any party having condemned or who is attempting to condemn title to, or the use for a limited period of, all or any part of the Project, for the price and sum as follows (which Tenant shall and covenants and agrees to pay in cash at the time of delivery of Issuer’s deed or other instrument or instruments of transfer to the Project to Tenant as hereinafter provided):

     (i) The full amount which is required to provide Issuer and the Trustee with funds sufficient, in accordance with the provisions of the Indenture, to pay at maturity or to redeem and pay in full (A) the principal of all of the Outstanding Bonds, (B) all interest due thereon to date of maturity or redemption, whichever first occurs, and (C) all fees, costs and expenses (including attorney’s fees and expenses) of the Issuer and the Trustee and premiums incident to the redemption and payment of said Bonds in full, plus

     (ii) $100.00.

     Nothing in this Article shall release or discharge Tenant from its duty or obligation under this Lease to make any payment of Basic Rent or Additional Rent which, in accordance with the terms of this Lease, becomes due and payable prior to the Closing Date, or its duty and obligation to fully perform and observe all covenants and conditions herein stated to be performed and observed by Tenant prior to the Closing Date.

     Section 17.3 Closing of Purchase. On the Closing Date Issuer shall deliver to Tenant its special warranty deed or other appropriate instrument or instruments of conveyance or assignment, properly executed and conveying the Project to Tenant free and clear of all liens and encumbrances whatsoever except as set forth in the preceding section above or conveying such other title to the Project as may be acceptable to Tenant, and then and there Tenant shall pay the full purchase price for the Project as follows: (a) the amount specified in clause (i) of Section 17.2 shall be paid to the Trustee who shall deposit the same in the Principal and Interest Payment Account and shall use the same to pay or redeem the Bonds and the interest thereon as provided in the Indenture and pay the fees, costs and expenses of the Issuer and the Trustee, and (b) the amount specified in clause (ii) of said Section 17.2 shall be paid to Issuer; provided, however, nothing herein shall require Issuer to deliver its said special warranty deed or other appropriate instrument or instruments of assignment or conveyance to Tenant until after all duties and obligations of Tenant under this Lease to the date of such delivery have been fully performed and satisfied. Upon the delivery to Tenant of Issuer’s said special warranty deed or other appropriate instrument or instruments of assignment or conveyance and payment of the purchase price by Tenant, this Lease shall, ipso facto, terminate.

     Section 17.4 Effect of Failure to Complete Purchase. If, for any reason whatsoever, the purchase of the Project by Tenant pursuant to valid notice of election to purchase given as aforesaid is not effected on the Closing Date, this Lease shall be and remain in full force and effect according to its terms the same as though no notice of election to purchase had been given, except that:

     (a) If such purchase is not effected on the Closing Date because of the failure or refusal of Tenant to fully perform and observe all of the covenants and conditions herein contained on Tenant’s part to be performed or observed to the Closing Date, Tenant shall be deemed to be in default under this Lease and Issuer shall have such rights and Tenant shall have such duties and obligations as are stated in Article XX hereof with like effect as though written notice of default had been given and any grace period for the correction of such default had expired and said default remains unsatisfied.

     (b) If such purchase is not effected on the Closing Date because on said date Issuer does not have and is unable to convey to Tenant such title to the Project as Tenant is required to accept, the Issuer shall use its best efforts to cure any such defect in its title to the Project. In the event the Issuer is unable to cure such defect in its title to the Project, Tenant shall have the right to both cancel this Lease forthwith if, but only if, the principal of and interest on the Bonds and all costs incident to the redemption and payment of the Bonds have been paid in full, and seek any damages occasioned thereby from the Issuer to the extent Issuer has caused its inability to reconvey the title.

     Section 17.5 Application of Condemnation Awards if Tenant Purchases Project. The right of Tenant to exercise its option to purchase the Project under the provisions of this Article shall remain unimpaired notwithstanding any condemnation of title to, or the use for a limited period of, all or any part of the Project. If Tenant shall exercise its said option and pay the purchase price as provided in this Article, all of the condemnation awards received by Issuer after the payment of said purchase price, less all attorneys’ fees and other expenses and costs incurred by Issuer in connection with such condemnation, shall belong and be paid to Tenant.

     Section 17.6 Option to Purchase Unimproved Portions of Land. Tenant shall have and is hereby given the right and option to purchase at any time and from time to time during the life of this Lease a vacant part or vacant parts of the unimproved Land constituting a part of the Project; provided, however, Tenant shall furnish Issuer and Trustee with a certificate of an Authorized Tenant Representative, dated not more than thirty (30) days prior to the date of the purchase and stating that, in the opinion of the Authorized Tenant Representative, (a) the portion of said Land with respect to which the option is exercised is not needed for the operation of the Project for the purposes herein stated and (b) the purchase will not impair the usefulness or operating efficiency or materially impair the value of the Project and will not destroy or materially impair the means of ingress thereto and egress therefrom. Tenant shall exercise this option by giving Issuer written notice of Tenant’s election to exercise its option and specifying the legal description and the date, time and place of closing, which date shall neither be earlier than forty-five (45) days nor later than sixty (60) days after the notice is given, and (c) specifying the appraised current fair market value of the portions of the Land with respect to which Tenant’s Option is exercised as determined by an independent, qualified appraiser whose report shall be furnished to the Trustee together with Tenant’s notice of election to purchase and (d) a certificate signed by the chief executive or chief financial officer of Tenant stating that no event has occurred and is continuing which, with notice or lapse of time or both, would constitute an Event of Default; provided, however, that Tenant may not exercise this option if there has occurred and is continuing any event which, with notice or lapse of time or both, would constitute an Event of Default at the time said notice is given and may not purchase said real property on the specified closing date if any such event has occurred and is continuing on said date. The option hereby given shall include the right to purchase a perpetual easement for right-of-way to and from the public roadway and the right to purchase such land as is necessary to assure that there will always be access between the real property purchased pursuant to these Sections 17.6 through 17.10 and the public roadway.

     Section 17.7 Quality of Title - Purchase Price. If said notice of election to purchase is given as provided in Section 17.6 Issuer shall sell and convey the real property described in Tenant’s aforesaid notice to Tenant on the specified date free and clear of all liens and encumbrances whatsoever except (i) those to which the title was subject on the date of commencement of the term of this Lease, or to which title became subject with Tenant’s written consent, or which resulted from any failure of Tenant to perform any of its agreements or obligations under this Lease, (ii) taxes and assessments, general or special, if any, and (iii) the rights, titles and interest of any party having condemned or who is attempting to condemn title to, or the use for a limited period of, all or any part of the real property described in Tenant’s aforesaid notice. The purchase price shall be an amount equal to the then current fair market value thereof, as determined with reference to the independent appraiser’s report furnished to the Trustee.

     Section 17.8 Closing of Purchase. If Issuer has title to the real property free and clear of all liens and encumbrances whatsoever except as stated above or has such other title to the real property as may be acceptable to Tenant, then on the specified date, Issuer shall deliver to Tenant its special warranty deed, properly executed and conveying the real property of tenant free and clear of all liens and encumbrances whatsoever except as stated above, and then and there Tenant shall pay the aforesaid purchase price, for the real property, said purchase price to be paid to the Trustee for the account of the Issuer and deposited by the Trustee in the Principal and Interest Account and shall be used to pay or redeem Bonds on the date the Bonds are first subject to redemption as provided in the Indenture; provided, however, nothing herein shall require Issuer to deliver its said special warranty deed to Tenant until after all duties and obligations of Tenant under this Lease to the date of such delivery have been fully performed and satisfied.

     Section 17.9 Effect of Purchase On Lease. The exercise by Tenant of the option granted under these Sections 17.6 to 17.10 and the purchase and sale and conveyance of a portion or portions of the Land constituting a part of the Project pursuant hereto shall in no way whatsoever affect this Lease, and all the terms and provisions hereof shall remain in full force and effect the same as though no notice of election to purchase had been given, and specifically, but not in limitation of the generality of the foregoing, exercise of such option shall not affect, alter, diminish, reduce or abate Tenant’s obligations to pay all Basic Rent and Additional Rent required hereunder.

     Section 17.10 Effect of Failure to Complete Purchase. If, for any reason whatsoever, the purchase by Tenant of the real property described in said notice is not effected on the specified date, this Lease shall be and remain in full force and effect according to its terms the same as though no notice of election to purchase had been given.

ARTICLE XVIII

     Section 18.1 Damage and Destruction.

     (a) If, during the Basic Term, the Project is damaged or destroyed, in whole or in part, by fire or other casualty, the Tenant shall promptly notify the Issuer and the Trustee in writ-

ing as to the nature and extent of such damage or loss and whether it is practicable and desirable to rebuild, repair, restore or replace such damage or loss.

     (b) If the Tenant shall determine that such rebuilding, repairing, restoring or replacing is practicable and desirable, the Tenant shall forthwith proceed with and complete with reasonable dispatch such rebuilding, repairing, restoring or replacing. In such case, any Net Proceeds of casualty insurance required by this Lease and received with respect to any such damage or loss to the Project shall be paid to the Trustee and shall be deposited in the Project Replacement Fund and shall be used and applied for the purpose of paying the cost of such rebuilding, repairing, restoring or replacing such damage or loss. Any amount remaining in the Project Replacement Fund after such rebuilding, repairing, restoring or replacing shall be deposited into the Principal and Interest Payment Account.

     (c) If the Tenant shall determine that rebuilding, repairing, restoring or replacing the Project are not practicable and desirable, any Net Proceeds of casualty insurance required by this Lease and received with respect to any such damage or loss to the Project shall be paid into the Principal and Interest Payment Account. The Tenant agrees that it shall be reasonable in exercising its judgment pursuant to this subsection (c).

     (d) The Tenant shall not, by reason of its inability to use all or any part of the Project during any period in which the Project is damaged or destroyed, or is being repaired, rebuilt, restored or replaced nor by reason of the payment of the costs of such rebuilding, repairing, restoring or replacing, be entitled to any reimbursement or any abatement or diminution of the Basic Rent or Additional Rent payable by the Tenant under this Lease nor of any other obligations of the Tenant under this Lease except as expressly provided in this Section.

     Section 18.2 Condemnation.

     (a) If, during the Basic Term title to, or the temporary use of, all or any part of the Project shall be condemned by an authority exercising the power of eminent domain, the Tenant shall, within 90 days after the date of entry of a final order in any eminent domain proceedings granting condemnation, notify the Issuer and the Trustee in writing as to the nature and extent of such condemnation and whether it is practicable and desirable to acquire or construct substitute improvements.

     (b) If the Tenant shall determine that such substitution is practicable and desirable, the Tenant shall forthwith proceed with and complete with reasonable dispatch the acquisition or construction of such substitute improvements. In such case, any Net Proceeds received from any award or awards with respect to the Project or any part thereof made in such condemnation or eminent domain proceeds shall be paid to the Trustee and shall be deposited in the Project Replacement Fund and shall be used and applied for the purpose of paying the cost of such substitution. Any amount remaining in the Project Replacement Fund after such acquisition or construction shall be deposited into the Principal and Interest Payment Account.

     (c) If the Tenant shall determine that it is not practicable and desirable to acquire or construct substitute improvements, any Net Proceeds of condemnation awards received by the

Tenant shall be paid into the Principal and Interest Payment Account. The Tenant agrees that it shall be reasonable in exercising its judgment pursuant to this subsection (c).

     (d) The Tenant shall not, by reason of its inability to use all or any part of the Project during any such period of restoration or acquisition nor by reason of the payment of the costs of such restoration or acquisition, be entitled to any reimbursement or any abatement or diminution of the Basic Rent or Additional Rent payable by the Tenant under this Lease nor of any other obligation hereunder except as expressly provided in this Section.

     (e) The Issuer shall cooperate fully with the Tenant in the handling and conduct of any prospective or pending condemnation proceedings with respect to the Project or any part thereof. In no event will the Issuer voluntarily settle or consent to the settlement of any prospective or pending condemnation proceedings with respect to the Project or any part thereof without the written consent of the Tenant.

ARTICLE XIX

     Section 19.1 Termination by Reason of Change of Circumstances. If, at any time during the Basic Term, a Change of Circumstances occurs, then and in such event Tenant shall have the option to purchase the Project pursuant to Article XVII hereof or option to terminate this Lease by giving Issuer notice of such termination within Ninety (90) days after Tenant has actual knowledge of the event giving rise to such option; provided, however, that such termination shall not become effective unless and until none of the Bonds are Outstanding.

ARTICLE XX

     Section 20.1 Remedies on Default. Whenever any Event of Default shall have happened and be continuing, the Issuer may take any one or more of the following remedial actions:

     (a) By written Notice to the Tenant and Subtenant upon acceleration of maturity of the Bonds as provided in the Indenture, the Trustee may declare the aggregate amount of all unpaid Basic Rent or Additional Rent then or thereafter required to be paid under this Lease by the Tenant to be immediately due and payable as liquidated damages from the Tenant, whereupon the same shall become immediately due and payable by the Tenant; or

     (b) Give Tenant and Subtenant written notice of intention to terminate this Lease on a date specified therein, which date shall not be earlier than Ten (10) days after such notice is given and, if all defaults have not then been cured on the date so specified, Tenant’s rights to possession of the Project shall cease, and this Lease shall thereupon be terminated, and Issuer may re-enter and take possession of the Project as of Issuer’s former estate; or

     (c) Give Tenant and Subtenant written notice of intention to take possession of the Project and, if all defaults have not then been cured within Ten (10) days after such notice is given, without terminating the term hereof, or this Lease, re-enter the Project or take possession thereof pursuant to legal proceedings or pursuant to any notice provided for by law, and having elected to re-enter or take possession of the Project without terminating the term or this Lease, Issuer shall use reasonable diligence to relet the Project, or parts thereof, for such term or terms and at such rental and upon such other terms and conditions as Issuer may deem advisable, with the right to make alterations and repairs to the Project, and no such re-entry or taking of possession of the Project by Issuer shall be construed as an election on Issuer’s part to terminate this Lease and no such re-entry or taking of possession by Issuer shall relieve Tenant of its obligation to pay Basic Rent or Additional Rent (at the time or times provided herein), or of any of its other obligations under this Lease, all of which shall survive such re-entry or taking of possession, and Tenant shall continue to pay the Basic Rent and Additional Rent provided for in this Lease until the end of the Term, whether or not the Project shall have been relet, less the net proceeds, if any, of any reletting of the Project after deducting all of Issuer’s and Trustee’s fees, costs and expenses incurred in connection with such reletting, including without limitation, all repossession costs, brokerage commissions, legal expenses, expenses of employees alteration costs and expenses of preparation of the Project for reletting.

     Net proceeds of any reletting shall be deposited in the Principal and Interest Payment Account. Having elected to re-enter or take possession of the Project pursuant to subsection (c) hereunder, Issuer may (subject, however, to any restrictions against termination of this Lease in the Indenture), by notice to Tenant given at any time thereafter while Tenant is in default in the payment of Basic Rent or Additional Rent or in the performance of any other obligation under this Lease, elect to terminate this Lease in accordance with subsection (b) hereunder. If, in accordance with any of the foregoing provisions of this Article, Issuer shall have the right to elect to re-enter and take possession of the Project, Issuer may enter and expel Tenant and those claiming through or under Tenant and remove the property and effects of both or either (forcible if necessary) without being guilty of any manner of trespass and without prejudice to any remedies for arrears of Basic Rent or Additional Rent or preceding breach of covenant.

     Section 20.2 Survival of Obligations. Tenant covenants and agrees with Issuer and the Bondowners that until the Bonds and the interest thereon and redemption premium, if any, are paid in full or provision made for the payment thereof in accordance with the Indenture, its obligations under this Lease shall survive the cancellation and termination of this Lease, for any cause, and that Tenant shall continue to pay Basic Rent and Additional Rent and perform all other obligations provided for in this Lease, all at the time or times provided in this Lease.

     Section 20.3 No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Lease or now or hereafter existing at law or in equity or by statute, subject to the provisions of the Indenture. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than notice required herein.

ARTICLE XXI

     Section 21.1 Performance of Tenant’s Obligations by Issuer. If Tenant shall fail to keep or perform any of its obligations as provided in this Lease, then Issuer or the Trustee may (but shall not be obligated to do so) immediately and without waiving or releasing Tenant from any obligation hereunder, as an additional but not exclusive remedy, make any such payment or perform any such obligation, and Tenant shall reimburse Issuer or Trustee, as the case may be, for all sums so paid by Issuer or Trustee and all necessary or incidental costs and expenses (including attorney’s fees and expenses) incurred by Issuer in performing such obligations through payment of Additional Rent. If such Additional Rent is not so paid by Tenant within Ten (10) days of demand, Issuer and Trustee shall have the same rights and remedies provided for in Article XX in the case of default by Tenant in the payment of Basic Rent.

ARTICLE XXII

     Section 22.1 Surrender of Possession. Upon accrual of Issuer’s right of re-entry as the result of Tenant’s default hereunder or upon the cancellation or termination of this Lease by lapse of time or otherwise, Tenant shall peacefully surrender possession of the Project to Issuer in good condition and repair, ordinary wear and tear excepted; provided, however, Tenant shall have the right, prior to or within Sixty (60) days after the termination of this Lease, to remove from or about the Project the buildings, improvements, machinery, equipment, personal property, furniture and trade fixtures which Tenant owns under the provisions of this Lease and not constituting a part of the Project. All repairs to and restorations of the Project required to be made because of such removal shall be made by and at the sole cost and expense of Tenant. All buildings, improvements, machinery, equipment, personal property, furniture and trade fixtures owned by Tenant and which are not so removed from or about the Project prior to or within Sixty (60) days after the termination of this Lease shall become the separate and absolute property of Issuer.

ARTICLE XXIII

     Section 23.1 Notices. All notices required or desired to be given under this Lease shall be in writing and shall be delivered in person to the Notice Representative of the Issuer, the Tenant, the Subtenant and the Trustee or mailed by registered or certified mail, postage prepaid return receipt requested, to the Notice Representative. All notices given by certified or registered mail as aforesaid shall be deemed duly given as of two (2) Business Days after the date they are so mailed.

ARTICLE XXIV

     Section 24.1 Net Lease. The parties hereto agree (a) that this Lease is intended to be a net lease, (b) that the payments of Basic Rent and Additional Rent are designed to provide Issuer and the Trustee with funds adequate in amount to pay all principal of and interest on the Bonds as the same become due and payable and to pay and discharge all of the other duties and requirements set forth herein, and (c) that to the extent that the payments of Basic Rent and

Additional Rent are not adequate to provide Issuer and the Trustee with funds sufficient for the purposes aforesaid, Tenant shall be obligated to pay, and it does hereby covenant and agree to pay, upon demand therefor, as Additional Rent, such further sums of money as may from time to time be required for such purposes.

     Section 24.2 Funds Held by Trustee After Payment of Bonds. If, after the principal of and interest on the Bonds and all costs incident to the payment of Bonds have been paid in full, the Trustee holds unexpended funds received in accordance with the terms hereof, such unexpended funds shall, except as otherwise provided in this Lease and the Indenture and after payment therefrom to Issuer and the Trustee of all fees, costs, expenses and any other sums of money then due and owing by Tenant under the terms of this Lease, be the absolute property of and be paid over forthwith to Tenant.

ARTICLE XXV

     Section 25.1 Rights and Remedies. The rights and remedies reserved by Issuer and Tenant hereunder and those provided by law shall be construed as cumulative and continuing rights. No one of them shall be exhausted by the exercise thereof on one or more occasions. Issuer and Tenant shall each be entitled to specific performance and injunctive or other equitable relief for any breach or threatened breach of any of the provisions of this Lease, notwithstanding the availability of an adequate remedy at law, and each party hereby waives the right to raise such defense in any proceeding in equity.

     Section 25.2 Waiver of Breach. No waiver of any breach of any covenant or agreement herein contained shall operate as a waiver of any subsequent breach of the same covenant or agreement or as a waiver of any breach of any other covenant or agreement, and in case of a breach by either party of any covenant, agreement or undertaking, the nondefaulting party may nevertheless accept from the other any payment or payments or performance hereunder without in any way waiving its right to exercise any of its rights and remedies provided for herein or otherwise with respect to any such default or defaults which were in existence at the time such payment or payments or performance were accepted by it.

     Section 25.3 Issuer Shall Not Unreasonably Withhold Consents and Approvals. Wherever in this Lease it is provided that Issuer shall, may or must give its approval or consent, or execute supplemental agreements, exhibits or schedules, Issuer shall not unreasonably, arbitrarily or unnecessarily delay, withhold or refuse to give such approvals or consents or refuse to execute such supplemental agreements, exhibits or schedules.

ARTICLE XXVI

     Section 26.1 Financial Report. So long as any Bonds are Outstanding and unpaid and subject to the terms of the Indenture, Tenant shall furnish or cause to be furnished to Trustee 1 copy of Tenant’s annual report each year at approximately the same time as such report is provided to Tenant’s members.

     Section 26.2 Quiet Enjoyment and Possession. So long as Tenant shall not be in default under this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Project.

ARTICLE XXVII

     Section 27.1 Investment Tax Credit; Depreciation. Tenant shall be entitled to claim the full benefit of (1) any investment credit against federal or state income tax allowable with respect to expenditures of the character contemplated hereby under any federal or state income tax laws now or from time to time hereafter in effect, and (2) any deduction for depreciation with respect to the Project from federal or state income taxes. Issuer agrees that it will upon Tenant’s request execute all such elections, returns or other documents which may be reasonably necessary or required to more fully assure the availability of such benefits to Tenant.

ARTICLE XXVIII

     Section 28.1 Amendments. This Lease may be amended, changed or modified in the following manner:

     (a) With respect to any amendment, change or modification which may materially adversely affect the security or rights of the Bondowners, by an agreement in writing executed by Issuer and Tenant and consented to in writing by the owners of at least Sixty-six and Two-thirds percent (66-2/3%) of the aggregate principal amount of the Bonds then outstanding.

     (b) With respect to any amendment, change or modification which reduces the Basic Rent or Additional Rent, or any amendment which reduces the percentage of Bondowners whose consent is required for any such amendment, change or modification, by an agreement in writing executed by Issuer and Tenant and consented to in writing by the owners of One Hundred percent (100%) of the aggregate principal amount of the Bonds then outstanding; and

     (c) With respect to all other amendments, changes, or modifications, by an agreement in writing executed by Issuer and Tenant.

     (d) Any proposed amendment, change or modification herein that materially and adversely affects any rights or obligations of the Trustee shall not become effective unless and until the Trustee has consented in writing to the execution and delivery of such amendment, change or modification. Such consent by Trustee shall not be unreasonably withheld.

At least Ten (10) days prior to the execution of any agreement pursuant to (c) above, Issuer and Tenant shall furnish the Trustee and the Original Purchaser of the Bonds with a copy of the amendment, change or modification proposed to be made.

     Section 28.2 Granting of Easements. If no Event of Default under this Lease shall have happened and be continuing, Tenant may, at any time or times, (a) grant easements, licenses and other rights or privileges in the nature of easements with respect to any property included in the Project, free from any rights of Issuer or the Bondowners, or (b) release existing easements, licenses, rights-of-way and other rights or privileges, all with or without consideration and upon such terms and conditions as Tenant shall determine, and Issuer agrees, to the extent that it may legally do so, that it will execute and deliver any instrument necessary or appropriate to confirm and grant or release any such easement, license, right-of-way or other right or privilege or any such agreement or other arrangement, upon receipt by Issuer and Trustee of: (i) a copy of the instrument of grant or release or of the agreement or other arrangement, (ii) a written application signed by the Authorized Tenant Representative requesting such instrument and (iii) a certificate executed by Tenant stating (aa) that such grant or release is not detrimental to the proper conduct of the business of Tenant, and (bb) that such grant or release will not impair the effective use or interfere with the efficient and economical operation of the Project and will not materially adversely affect the security of the Owners. If the instrument of grant shall so provide, any such easement or right and the rights of such other parties thereunder shall be superior to the rights of Issuer and the Owners and shall not be affected by any termination of this Lease or default on the part of Tenant hereunder. If no Event of Default shall have happened and be continuing, any payments or other consideration received by Tenant for any such grant or with respect to or under any such agreement or other arrangement shall be and remain the property of Tenant, but, in the event of the termination of this Lease or default of Tenant, all rights then existing of Tenant with respect to or under such grant shall inure to the benefit of and be exercisable by Issuer.

     Section 28.3 Security Interests. Issuer and Tenant agree to execute and deliver all instruments (including financing statements and statements of continuation thereof) necessary for perfection of and continuance of the security interest of Issuer in and to the Project. The Trustee shall continue or cause to be continued on the liens of such instruments for so long as the Bonds shall be Outstanding.

     Section 28.4 Construction and Enforcement. This Lease shall be construed and enforced in accordance with the laws of the State. The provisions of this Lease shall be applied and interpreted in accordance with the rules of interpretation set forth in the Indenture. Wherever in this Lease it is provided that either party shall or will make any payment or perform or refrain from performing any act or obligation, each such provision shall, even though not so expressed, be construed as an express covenant to make such payment or to perform, or not to perform, as the case may be, such act or obligation.

     Section 28.5 Invalidity of Provisions of Lease. If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

     Section 28.6 Covenants Binding on Successors and Assigns. The covenants, agreements and conditions herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 28.7 Section Headings. The section headings hereof are for the convenience of reference only and shall not be treated as a part of this Lease or as affecting the true meaning of the provisions hereof. The reference to section numbers herein or in the Indenture shall be deemed to refer to the numbers preceding each section.

     Section 28.8 Execution of Counterparts. This Lease may be executed simultaneously in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

CITY OF TOPEKA, KANSAS

By:	/s/ Harry Felker

Harry Felker, Mayor

ATTEST:

/s/ Iris E. Walker

Iris E. Walker, City Clerk (SEAL)

(SEAL OF TOPEKA)

“ISSUER”

ACKNOWLEDGMENT

STATE OF KANSAS	)
) ss:
COUNTY OF SHAWNEE	)

     BE IT REMEMBERED that on this 15th day of April, 2002, before me, a notary public in and for said County and State, came Harry Felker, Mayor of the City of Topeka, Kansas, a municipal corporation of the State of Kansas, and Iris E. Walker, City Clerk of said City, who are personally known to me to be the same persons who executed, as such officers, the within instrument on behalf of said City, and such persons duly acknowledged the execution of the same to be the act and deed of said City.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.

/s/ Nona M. Hastings
Notary Public in and for
said County and State

(STAMP OF NONA M. HASTINGS)

My Appointment Expires: May 13, 2002

FEDERAL HOME LOAN
BANK OF TOPEKA

	By:	/s/ Andrew J. Jetter

(SEAL)		Andrew J. Jetter, Executive Vice President

ATTEST:

/s/ Tad M. Kramar

Tad M. Kramar, Assistant Secretary

“TENANT”

ACKNOWLEDGEMENT

STATE OF KANSAS	)
) ss:
COUNTY OF SHAWNEE	)

     BE IT REMEMBERED that on this 16th day of April, 2002, before me, a notary public in and for said County and State, came Andrew J. Jetter, Executive Vice President, of the Federal Home Loan Bank of Topeka, a federally chartered corporation duly organized and existing under and by virtue of the laws of the United States of America, and Tad M. Kramar, Assistant Secretary of said corporation, who are personally known to me to be such officers, and who are personally known to me to be the same persons who executed, as such officers, the within instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.

/s/ Sondra J. Ekey

Notary Public in and for
said County and State

My Appointment Expires: July 19, 2003

APPENDIX A

Form of Certificate for Payment of Project Costs

CITY OF TOPEKA, KANSAS
TAXABLE INDUSTRIAL REVENUE BONDS
SERIES A2002
Project Fund
(SBL Project)
Payment Order No.

Commerce Bank & Trust, as Trustee
3035 S. Topeka
Topeka, Kansas 66611
Attn: Corporate Trust Department

Dear Sir:

     You are hereby authorized and directed by the undersigned, the Authorized Tenant Representative, acting on behalf of the Federal Home Loan Bank of Topeka, (the “Tenant”) to disburse funds held by you as Trustee in the above mentioned Project Fund for the purposes and in the amounts set forth in the Payment Schedules attached hereto and incorporated herein by reference (the “Payment Schedules”).

     I hereby certify that the amounts requested in the attached Payment Schedules have either been advanced by the Tenant or are justly due to contractors, subcontractors, suppliers, vendors, materialmen, engineers, architects or other persons named in the Payment Schedules who have performed necessary and appropriate work in connection with the Project or have provided pertinent machinery, equipment or personal property constituting part of the Project, or have furnished necessary and appropriate materials in the construction or acquisition of land, buildings or other improvements constituting a part of the Project. I further certify that the fair value of such work or materials, machinery and equipment, is not exceeded by the amount requested.

     I further certify that, except for the amounts set forth in the Payment Schedules, there are no outstanding indebtednesses which are now due and payable for labor, wages, materials, supplies or services in connection with the construction of said buildings and improvements or the purchase and/or installation of machinery, equipment and personal property which, if unpaid, might become the basis of a vendor’s, mechanic’s, laborer’s or materialmen’s statutory or other similar lien upon the Project or any part thereof.

     I further certify that no part of the amounts set forth in the Payment Schedules have been the basis for any previous withdrawal of any moneys from the said Project Fund.

     I further certify that each of the representations and covenants on the part of the Tenant contained in the Lease dated as of March 1, 2002, by and between City of Topeka, as Issuer and the Tenant were, on the date of said Lease, and on the date hereof, true and correct in all respects and are being complied with in every material respect.

     I further certify that the amounts set forth in the Payment Schedules constitute Project Costs, as said term is defined in the Lease, and that all insurance policies which are required to be in force as a condition precedent to disbursement of funds from the Project Fund pursuant to the provisions of Section 6.1 of the Lease are in full force and effect.

     EXECUTED at Topeka, Kansas, this                      day of                     , 2002.

Authorized Tenant Representative

EXHIBIT A - Payment Order No.

PAYMENT SCHEDULE
FOR BUILDINGS AND IMPROVEMENTS

     I hereby request payment of the amounts specified below to the payees whose names and addresses are stated below, and I certify that the description of the purchase or nature of each payment is reasonable, accurate and complete:

PAYMENT SCHEDULE

Payee Name	Payee Address	Purpose/Nature of Payment	Amount

Initials

Date

EXHIBIT B - Payment Order No.

PAYMENT SCHEDULE
FOR MACHINERY AND EQUIPMENT

     I hereby request payment of the amounts specified below to the payees whose names and addresses are stated below, and I certify that the description of the purchase or nature of each payment is reasonable, accurate and complete:

PAYMENT SCHEDULE

Vendor’s Name
and Address	Description of Equipment	Amount
(include name and address of manufacturer, descriptive name, technical description, capacity, serial number and/or model number as appropriate)

Initials

Date

SCHEDULE I

SCHEDULE I TO THE INDENTURE OF TRUST OF THE CITY TOPEKA, KANSAS, AND COMMERCE BANK & TRUST, TOPEKA, KANSAS, AS TRUSTEE, DATED AS OF MARCH 1, 2002, AND TO THE LEASE DATED AS OF MARCH 1, 2002, BY AND BETWEEN SAID CITY AND THE FEDERAL HOME LOAN BANK OF TOPEKA.

PROPERTY SUBJECT TO LEASE

Lot 1, Block B, Menninger Foundation Subdivision, in Shawnee County, Kansas, EXCEPT the following described property: A Tract of land in Lot 1, Block B, Menninger Foundation Subdivision, in Shawnee County, Kansas, described as follows: Beginning at the Southeast Corner of said Lot 1, the East Line of said Lot having an assumed bearing of North 01 degree 48 minutes West; thence on a curve of 5,614.65 feet radius to the right, along the South Line of said Lot, an arc distance of 246.5 feet with a chord which bears South 66 degrees 10 minutes West, 246.5 feet; thence North 22 degrees 26 minutes West, 37.2 feet; thence Northeasterly on a curve of 5,604.58 feet radius to the left, to a point on the East Line, 39.6 feet North of said Southeast Corner; thence South 01 degree 48 minutes East along said East Line to the place of beginning, as set out in Corporation Deed recorded in Book 2714 page 437.

AND ALSO EXCEPT the following tract taken in Condemnation Case No. 90-CV-2053, described as follows: Commencing at the Southwest Corner of the Northwest Quarter of Section 33, Township 11 South, Range 15 East of the Sixth Principal Meridian, Shawnee County, Kansas; thence on a bearing of North 01 degree 24 minutes 10 seconds West (assumed bearing), along the West Line of said Northwest Quarter, a distance of 1,702.47 feet; thence on a bearing of North 88 degrees 35 minutes 50 seconds East, a distance of 62.88 feet to the true point of beginning; thence on a bearing of North 88 degrees 21 minutes 39 seconds East, a distance of 224.01 feet; thence on a bearing of South 43 degrees 52 minutes 52 seconds East, a distance of 372.30 feet; thence on a bearing of South 61 degrees 59 minutes 07 seconds East, a distance of 261.12 feet; thence Southeasterly along a curve to the left, said curve having a radius of 616.20 feet, a chord bearing of South 75 degrees 53 minutes 43 seconds East, a chord distance of 133.24 feet, and an arc distance of 133.51 feet; thence Southeasterly along a curve to the left, said curve having a radius of 1,332.39 feet, a chord bearing of South 88 degrees 59 minutes 56 seconds East, a chord distance of 319.99 feet, and an arc distance of 320.76 feet; thence on a bearing of North 83 degrees 52 minutes 04 seconds East, a distance of 287.84 feet; thence Easterly along a curve to the left, said curve having a radius of 5,604.58 feet, a chord bearing of North 72 degrees 16 minutes 58 seconds East, a chord distance of 916.47 feet, and an arc distance of 917.43 feet; thence on a bearing of South 22 degrees 24 minutes 25 seconds East, a distance of 40.60 feet; thence Westerly along a curve to the right, said curve having a radius of 5,614.65 feet, a chord bearing of South 76 degrees 54 minutes 24 seconds West, a chord distance of 1,822.62 feet, and an arc distance of 1,830.72 feet; thence on a bearing of North 55 degrees 08 minutes 04 seconds West, a distance of 121.00 feet; thence on a bearing of North 14 degrees 32 minutes 54 seconds

West, a distance of 327.60 feet; thence on a bearing of North 66 degrees 01 minute 36 seconds West, a distance of 412.80 feet; thence on a bearing of North 13 degrees 58 minutes 51 seconds West, a distance of 9.72 feet to the true point of beginning.

AND ALSO EXCEPT the following tract of land in Lot 1, Block “B”, Menninger Foundation Subdivision, according to the recorded plat thereof, in The City of Topeka, Shawnee County, Kansas, more particularly described as follows: Commence at the Southwest Corner of the Northwest Quarter of Section 33, Township 11 South, Range 15 East of the 6th Principal Meridian; thence on an assumed North Azimuth of 00 degrees 30 minutes 17 seconds, 1702.47 feet along the West Line of said Northwest Quarter; thence, leaving said West Line, on Azimuth 90 degrees 30 minutes 17 seconds, 62.88 feet to the West Line of said Lot 1, and the point of beginning; thence on Azimuth 347 degrees 58 minutes 17 seconds, 58.89 feet along said West Line; thence on Azimuth 00 degrees 30 minutes 17 seconds, 140.88 feet along said West Line; thence along said West Line 549.08 feet along a Non-Tangent Curve to the Right having a radius of 410.00 feet and a chord which bears on Azimuth 51 degrees 33 minutes 03 seconds, 508.96 feet to the North Line of said Lot 1; thence on Azimuth 89 degrees 55 minutes 00 seconds, 415.84 feet along said North Line; thence on Azimuth 177 degrees 13 minutes 55 seconds, 158.56 feet; thence on Azimuth 196 degrees 11 minutes 49 seconds, 272.80 feet; thence on Azimuth 189 degrees 01 minutes 50 seconds, 485.94 feet to the North Right of Way Line of Interstate Highway No. 70; thence on Azimuth 299 degrees 55 minutes 20 seconds, 214.25 feet along said Right of Way Line; thence on Azimuth 318 degrees 01 minutes 35 seconds, 372.30 feet along said Right of Way Line; thence on Azimuth 270 degrees 16 minutes 06 seconds, 224.01 feet along said Right of Way Line to the point of beginning.